Exhibit 5.1

May 13, 2013

Toll Brothers Finance Corp.

250 Gibraltar Road

Horsham, Pennsylvania 19044

Ladies and Gentlemen:

We have acted as counsel to Toll Brothers, Inc., a Delaware corporation (the “Company”), Toll Brothers Finance Corp., a Delaware corporation (the “Issuer”), and the certain subsidiaries of the Company (other than the Issuer) named as co-registrants in the Registration Statement (as defined below) (each, a “Guarantor,” and together with the Company, the “Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-178130) (as amended by the Post-Effective Amendment No. 1 and the Post-Effective Amendment No. 2, the “Registration Statement”) filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to debt securities of the Issuer, Toll Corp. or First Huntingdon Finance Corp., guarantees of any such debt securities by the Guarantors and certain other securities (collectively, the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

This opinion is being delivered in connection with the additional $100,000,000 aggregate principal amount of 4.375% Senior Notes due 2023 (the “Senior Notes”) being issued by the Issuer and unconditionally guaranteed by the Company and the other Guarantors (the “Guarantees”), which Senior Notes are being offered and sold by the Issuer pursuant to the Prospectus dated November 23, 2011, as supplemented by the prospectus supplement dated May 8, 2013 (together, the “Prospectus”) filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, and an Underwriting Agreement, dated May 8, 2013 (the “Underwriting Agreement”), among the Issuer, the Company and the underwriters named therein.

The Senior Notes and the Guarantees are issued under an Indenture, dated as of February 7, 2012 (the “Base Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the authorizing resolutions of the Boards of Directors of the Issuer and the Company (the “Authorizing Resolutions”). The Base Indenture, as supplemented by the Authorizing Resolutions, is hereinafter referred to collectively as the “Indenture.”

We have examined the Registration Statement, the Prospectus, the Indenture (including the Guarantees set forth therein), duplicates of the global note representing the Senior Notes and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (i) the Indenture has been duly authorized, executed and delivered by each of the Guarantors not incorporated or organized in the State of Delaware or New York, as the case may be, and (ii) the execution, delivery and performance of the Indenture and the Guarantees by each of the Guarantors not incorporated or organized in the State of Delaware or New York, as the case may be, will not violate the law of its state of incorporation or organization or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming due authentication of the Senior Notes by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Senior Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2. Assuming due authentication of the Senior Notes by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Senior Notes by the Issuer and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP